EXHIBIT 99.1

  STATEMENT BY ROBERT S. SMITH, CHIEF OPERATING OFFICER OF FRIEDMAN, BILLINGS,
             RAMSEY GROUP, INC. ("FBR") TO DOW JONES & CO., OCTOBER 7, 2002


Mr. Smith gave an interview to Dow Jones & Co. in which he said that FBR's investment banking revenue for the third quarter 2002 would likely be the highest for any quarter since the company had recorded just over $51 million in the first quarter of 1998. Mr. Smith stated that while the company has not yet finalized its financial results for the third quarter, FBR currently expects that pre-tax earnings for the third quarter should exceed the second quarter of 2002 pre-tax earnings. Mr. Smith noted that, like the rest of the brokerage industry, revenue from secondary trading was soft in the third quarter. In addition, although base and incentive asset management fees remained strong, there will likely be some reduction in overall asset management revenue due to the effect of the market's decline on the company's equity investment portfolio. Mr. Smith said that the fee revenue from FBR Asset Investment Corporation should be higher than the second quarter, but that investment returns from the company's investment in FBR Asset Investment Corporation would be lower than second quarter, due to the fact that second quarter revenue included the effect of share issuances.